Exhibit 99.2

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended			Year ended
	January 3, 2009	September 27, 2008	December 29, 2007	January 3, 2009	December 29, 2007
Revenue	$49,969	$57,610	$53,055	$222,262	$228,709
Costs and expenses:
Cost of products sold	25,627	26,493	23,641	102,831	103,157
Research and development	15,471	17,534	20,051	68,610	82,977
Selling, general and administrative	13,939	14,547	14,080	58,680	58,485
Goodwill impairment (1)	—	—	223,556	—	223,556
Amortization of intangible assets (2)	1,369	1,369	2,042	5,587	9,832
Restructuring (3)	259	3,882	757	6,789	2,372

	56,665	63,825	284,127	242,497	480,379

Loss from operations	(6,696)	(6,215)	(231,072)	(20,235)	(251,670)
Other (expense) income, net (4)	(7,605)	(999)	1,682	(17,791)	12,540

Loss before provision (benefit) for income taxes	(14,301)	(7,214)	(229,390)	(38,026)	(239,130)
Provision (benefit) for income taxes	102	(236)	135	180	686

Net loss	$(14,403)	$(6,978)	$(229,525)	$(38,206)	$(239,816)

Net loss per share (5):
Basic and diluted	$(0.12)	$(0.06)	$(1.99)	$(0.33)	$(2.09)

Shares used in per share calculations:
Basic and diluted	115,456	115,370	115,121	115,291	114,915

Notes:

(1)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(2)	Intangible assets subject to amortization aggregate $0.2 million, net, at January 3, 2009, and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc., became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated during the first quarter of 2009.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans initiated in the fourth quarter of fiscal 2005, the third quarter of fiscal 2007 and the third quarter of fiscal 2008. During the third quarter of fiscal 2008, the Company initiated a restructuring plan to lower operating expenses. During fiscal 2008, the Company recorded a charge of $4.1 million related to the 2008 restructuring plan comprised primarily of severance and related costs, of which $3.8 million was paid during fiscal 2008. Also, during fiscal 2008, the Company recorded a charge of $2.7 million related to the 2007 restructuring plan comprised primarily of severance and related costs and costs to vacate leased space. The Company recorded charges of $1.0 million and $2.7 million during the fourth quarter and year ended December 29, 2007, respectively. These charges relate to the 2007 restructuring plan and were primarily comprised of severance costs. Also, during the fourth quarter ended December 29, 2007, the Company recorded an offsetting credit of $0.2 million related to the buyout of an operating lease for property vacated under the 2005 restructuring plan.

(4)	Includes an $8.0 million and $19.7 million loss recorded during the three months and year ended January 3, 2009, respectively, as a result of the Company recognizing an impairment charge related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities and a $1.2 million loss on the sale or other-than-temporary impairment charge on our common stock investment in a foundry partner. Includes a $1.6 million gain recorded during the three months ended June 30, 2007 as a result of the Company selling a parcel of undeveloped land near its corporate headquarters. Includes a gain related to the early extinguishment of Zero Coupon Convertible Notes of $2.7 million recorded during the year ended December 29, 2007.

(5)	For all periods presented, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

(unaudited)

	January 3, 2009	December 29, 2007
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities (1)	$65,909	$85,063
Accounts receivable, net	26,404	29,293
Other receivable (2)	60,000	—
Inventories	32,703	40,005
Other current assets	26,820	37,185

Total current assets	211,836	191,546
Property and equipment, net	40,307	43,617
Long-term marketable securities (1)	19,485	44,900
Foundry advances, investments and other assets (2)	20,080	90,407
Intangible assets, net	228	5,815

	$291,936	$376,285

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$23,640	$32,978
Deferred income and allowances on sales to distributors	5,741	8,033
Zero Coupon Convertible Notes due in 2010 (3)	—	40,000

Total current liabilities	29,381	81,011
Other long-term liabilities	7,616	9,042

Total liabilities	36,997	90,053
Stockholders’ equity	254,939	286,232

	$291,936	$376,285

Notes:

(1)	Long-term marketable securities include auction rate securities that were reclassified from Cash, cash equivalents and short-term marketable securities because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. As a result of an other-than-temporary decline in fair value for the securities, we recorded an impairment charge of $19.7 million to Net loss for the year ended January 3, 2009.

(2)	On December 18, 2008, the Company entered into a letter agreement with Fujitsu in connection with the Company’s exercise of its right to request repayment of the Advance Payment pursuant to the Advance Payment and Purchase Agreement, as amended. Under the terms of the letter agreement, the Company has requested and Fujitsu has agreed to repay in cash the outstanding portion of the Advance Payment, of which $60.0 million is receivable in fiscal 2009. As a result, $60.0 million has been reclassified from Foundry advances, investments and other assets to Other receivable.

(3)	On July 2, 2008, the company completed the purchase of $40.0 million in principal amount of its Zero Coupon Convertible Notes (“Notes”) due July 1, 2010. The Notes were purchased pursuant to the exercise by the noteholders of their repurchase rights. Based on these purchases, no such Notes remain outstanding.